Filed Pursuant to Rule 433

Registration No. 333-283035

Issuer Free Writing Prospectus dated November 9, 2026

Relating to Preliminary Prospectus Supplement dated November 9, 2026

QUALCOMM INCORPORATED

$750,000,000 5.000% NOTES DUE 2028 (the “2028 Notes”)

$750,000,000 5.150% NOTES DUE 2029 (the “2029 Notes”)
$1,000,000,000 5.350% NOTES DUE 2031 (the “2031 Notes”)

$750,000,000 5.600% NOTES DUE 2033 (the “2033 Notes”)
$750,000,000 5.800% NOTES DUE 2036 (the “2036 Notes”)

PRICING TERM SHEET

November 9, 2026

Issuer:	QUALCOMM Incorporated
Security Description:	5.000% Notes due 2028 5.150% Notes due 2029 5.350% Notes due 2031 5.600% Notes due 2033 5.800% Notes due 2036
Principal Amount:	2028 Notes: $750,000,000 2029 Notes: $750,000,000 2031 Notes: $1,000,000,000 2033 Notes: $750,000,000 2036 Notes: $750,000,000
Maturity Date:	2028 Notes: November 20, 2028 2029 Notes: November 20, 2029 2031 Notes: November 20, 2031 2033 Notes: November 20, 2033 2036 Notes: November 20, 2036
Benchmark Treasury:	2028 Notes: 4.625% due October 31, 2028 2029 Notes: 4.875% due October 15, 2029 2031 Notes: 4.750% due October 31, 2031 2033 Notes: 4.875% due October 31, 2033 2036 Notes: 4.625% due August 15, 2036
Benchmark Treasury Price and Yield:	2028 Notes: 100-05 / 4.541% 2029 Notes: 100-24 / 4.597% 2031 Notes: 100-13 ¼ / 4.655% 2033 Notes: 100-24 / 4.747% 2036 Notes: 98-05+ / 4.862%
Spread to Benchmark Treasury:	2028 Notes: + 48 bps 2029 Notes: + 58 bps 2031 Notes: + 73 bps 2033 Notes: + 88 bps 2036 Notes: + 95 bps

Yield to Maturity:	2028 Notes: 5.021% 2029 Notes: 5.177% 2031 Notes: 5.385% 2033 Notes: 5.627% 2036 Notes: 5.812%
Coupon:	2028 Notes: 5.000% 2029 Notes: 5.150% 2031 Notes: 5.350% 2033 Notes: 5.600% 2036 Notes: 5.800%
Interest Payment Dates:

2028 Notes: Semi-annually on May 20 and November 20, commencing May 20, 2027

2029 Notes: Semi-annually on May 20 and November 20, commencing May 20, 2027
2031 Notes: Semi-annually on May 20 and November 20, commencing May 20, 2027
2033 Notes: Semi-annually on May 20 and November 20, commencing May 20, 2027

2036 Notes: Semi-annually on May 20 and November 20, commencing May 20, 2027

Initial Price to Public:	2028 Notes: 99.959% 2029 Notes: 99.924% 2031 Notes: 99.846% 2033 Notes: 99.843% 2036 Notes: 99.908%
Aggregate Gross Proceeds to the Issuer:	$3,995,715,000
Optional Redemption Provisions: Make-Whole Call:

2028 Notes: At any time prior to November 20, 2028 at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 10 bps

2029 Notes: At any time prior to October 20, 2029 at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 10 bps

2031 Notes: At any time prior to October 20, 2031 at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 bps

2033 Notes: At any time prior to September 20, 2033 at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 bps

2036 Notes: At any time prior to August 20, 2036 at the Treasury Rate (as defined in the Preliminary Prospectus Supplement) plus 15 bps

Par Call:	2029 Notes: On or after October 20, 2029 at 100% 2031 Notes: On or after October 20, 2031 at 100% 2033 Notes: On or after September 20, 2033 at 100% 2036 Notes: On or after August 20, 2036 at 100%

Day Count Convention:	30 / 360
CUSIP / ISIN:	2028 Notes: 747525 CA9 / US747525CA99 2029 Notes: 747525 BX0 / US747525BX02 2031 Notes: 747525 BY8 / US747525BY84 2033 Notes: 747525 CB7 / US747525CB72 2036 Notes: 747525 BZ5 / US747525BZ59
Ratings*:	A2 (Stable) / A (Stable) (Moody’s / S&P)
Trade Date:	November 9, 2026
Settlement Date**:	November 12, 2026 (T+2)
Legal Format:	SEC Registered
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
Joint Book-Running Managers:

BNP Paribas Securities Corp.

BofA Securities, Inc.

Deutsche Bank Securities Inc.

J.P. Morgan Securities LLC
Morgan Stanley & Co. LLC
Barclays Capital Inc.

Citigroup Global Markets Inc.

Credit Agricole Securities (USA) Inc.

Goldman Sachs & Co. LLC

Loop Capital Markets LLC

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Co-Managers:	Academy Securities, Inc. Penserra Securities LLC R. Seelaus & Co., LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**Note: The Issuer expects that delivery of the notes will be made to investors on or about the second business day following the date of this prospectus supplement (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to the business day before delivery will be required, by virtue of the fact that the notes initially settle in T+2, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to the business day preceding the delivery date of the notes should consult their advisors.

This communication is intended for the sole use of the person to whom it is provided by us.

The Issuer has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you a copy of the prospectus if you request it by calling BNP Paribas Securities Corp. toll-free at +1 (800) 854-5674, BofA Securities, Inc. toll-free at 1-800-294-1322, Deutsche Bank Securities Inc. toll-free at +1-800-503-4611, J.P. Morgan Securities LLC collect at 1-212-834-4533 or Morgan Stanley & Co. LLC toll-free at 1-866-718-1649.

This pricing term sheet supplements, and should be read in conjunction with, the Issuer’s preliminary prospectus supplement dated November 9, 2026 (the “Preliminary Prospectus Supplement”) and accompanying prospectus dated November 6, 2024 and the documents incorporated and deemed to be incorporated by reference therein.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or other notice was automatically generated as a result of this communication being sent via Bloomberg or another email system.

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